Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY REPORTS 2014 FIRST QUARTER

FINANCIAL AND OPERATIONAL RESULTS

HOUSTON, TX (May 13, 2014) – ZaZa Energy Corporation (the “Company” or “ZaZa”) (NASDAQ: ZAZA) today announced results for its first quarter ended March 31, 2014.

2014 First Quarter Results

For the quarter ended March 31, 2014, the Company reported total revenues and other income of $3.0 million, an increase of 7.1% as compared to $2.8 million reported for the comparable 2013 period.  This increase is primarily due to the acquisition of producing properties through the Company’s joint venture in East Texas, offset by the divestiture of non-core assets in South Texas (“Moulton properties”).

Operating costs and expenses for the first quarter ended March 31, 2014 were $6.4 million as compared to $8.6 million in the comparable 2013 period, a decline of 25.6%.  The decrease in operating costs and expenses is primarily attributable to a $0.7 million decline in general and administrative expenses, as well as a $4.1 million gain associated with asset divestitures in the 2014 period.  Offsetting these declines were higher lease operating costs of approximately $0.6 million, and a $0.3 million increase in depreciation, depletion, amortization and accretion.  Additionally, the Company recorded impairment charges of $1.6 million related to shorter remaining lease terms in South Texas.  There were no impairments in the first quarter of 2013.

The Company reported an operating loss of $3.4 million for the three months ended March 31, 2014 as compared to an operating loss of $5.9 million for the three months ended March 31, 2013, an improvement of $2.5 million.  Net loss from continuing operations was $1.4 million, as compared to a net loss from continuing operations of $2.3 million, for the three months ended March 31, 2014 and March 31, 2013, respectively.  During the 2014 first quarter, the Company recorded an income tax benefit of $1.2 million as compared to $4.7 million for the comparable 2013 period.  Additionally, the Company reported a loss from discontinued operations, net of income taxes, of $0.6 million in the 2013 first quarter and there were no gains or losses reported for discontinued operations in the comparable 2014 period.  As a result, ZaZa reported a net loss of $1.4 million as compared to a net loss of $2.9 million, or a loss per basic and diluted share of $0.01 and $0.03 for the three months ended March 31, 2014 and March 31, 2013, respectively.

East Texas Update

During the 2014 first quarter, the Company entered into a further amendment to the Joint Exploration and Development Agreement (“JEDA”) with its joint venture partner in East Texas.  Under this amendment, ZaZa assigned to its counterparty approximately 9,600 net acres, which represents a 75% working interest in its remaining Phase III acreage, in exchange for cash consideration of approximately $4.7 million plus the carry by the counterparty of ZaZa’s share of future drilling and completion costs in an aggregate up to approximately $9.2 million.  The counterparty also committed to drill two additional test wells, with drilling on the first of such wells to commence by July 1, 2014.  Additionally, pursuant to this amendment, the JEDA will now govern the joint development of the

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leases previously covered by our Participation Agreement with Range Texas Production, LLC (“Range”). Range’s rights and obligations under the Participation Agreement were previously assigned to, and assumed by, the JEDA counterparty in December 2013.

Recently and ongoing, we also have elected into new acreage acquisitions inside our East Texas area of mutual interest (AMI) alongside our JV partner. The Joint Venture continues to grow, with total net acreage of approximately 140,000 and approximately 35,000 net to ZaZa (in both cases, upon completion of previously elected assignments).

The Company has also acquired approximately 5,000 net acres in Houston County and Southeastern Leon County in its core East Texas stacked pay focus area. This acreage was acquired through a grass roots leasing effort and is currently held 100% by ZaZa.

South Texas Update

In September 2013, ZaZa entered into an agreement with Sabine South Texas LLC (“Sabine”), for the joint development of a prospect in the Eagle Ford shale formation located in Lavaca and DeWitt Counties, Texas (the “Sweet Home prospect”).  Under this agreement, Sabine agreed to jointly develop with ZaZa up to approximately 7,600 net acres that ZaZa owned and that comprised a portion of the Company’s interest in South Texas.  Sabine agreed to bear 100% of the drilling and completion costs of two commitment wells and up to $750,000 of construction costs related to gathering and infrastructure in order to earn a 75% working interest in 7,600 acres in the Sweet Home prospect, and a well that ZaZa refers to as the “Boening well”.  Sabine completed the first commitment well on February 14, 2014 and ZaZa transferred to Sabine a 75% working interest in approximately 3,200 net acres and the Boening well.  Sabine completed the second commitment well on March 11, 2014 and ZaZa transferred to Sabine a 75% working interest in the remaining net acres.  Participating interests in any additional wells drilled or lease acreage acquired in the Sweet Home prospect will be shared 75% by Sabine and 25% by ZaZa under an AMI that will expire on September 15, 2015 (assuming affirmative elections to participate in such lease acreage acquisition(s)).

Results of Operations

Our production exit rate for the month ended March 31, 2014 was approximately 682 barrels of oil equivalent (BOE) per day. The following table presents our production, average prices obtained for our production and average production cost for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013

Production Volumes
Natural gas (Mcf)
South Texas	48,995	37,121
East Texas	104,293	-
Total	153,288	37,121
Crude oil (Bbls)
South Texas	3,165	28,177
East Texas	29,240	-

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Total	32,405	28,177
Equivalents (BOE)
South Texas	11,331	34,364
East Texas	46,623	-
Total	57,954	34,364

Natural Gas Average Sales Price ($/Mcf)
South Texas	$3.70	$2.93
East Texas	$4.52	$-
Total	$4.26	$2.93

Oil Average Sales Price ($/Bbl)
South Texas	$78.64	$95.42
East Texas	$72.65	$-
Total	$73.24	$95.42

Average Production Costs ($/BOE)
South Texas	$14.27	$12.59
East Texas	$18.37	$-
Total	$17.57	$12.59

Liquidity Update

During the 2014 first quarter, in an effort to improve the balance sheet and capital structure of the Company, the Company entered into exchange agreements (the “Subordinated Notes Exchange Agreements”) with Todd A. Brooks (our President and Chief Executive Officer and a director), Gaston L. Kearby (a director) and John E. Hearn, Jr. (a director), and entities controlled by these individuals,,  to exchange $47.3 million of Subordinated Notes for a combination of shares of ZaZa common stock and a new series of perpetual preferred stock.  Under the terms of the Subordinated Notes Exchange Agreements, in exchange for the approximately $15.8 million in Subordinated Notes held by each individual and the entity that he controls, the Company will issue (i) approximately 3.16 million shares of ZaZa common stock (the “Exchange Common Shares”), which were valued at $0.9495 per share in the transaction, and (ii) a new series of perpetual preferred stock with a liquidation preference of $12.8 million (the “Exchange Preferred Shares”). The Exchange Preferred Shares will be issued in the form of Series A Cumulative Redeemable Preferred Stock, with a cash dividend rate of 13% per annum, based on a liquidation preference of $25 per share.  The exchange of the Subordinated Notes is conditional on the extinguishment of the Company’s Senior Secured Notes.

In February 2014, ZaZa agreed with Hess to an early release of the $15 million of ZaZa’s money held in escrow. This release was part of a broader transaction that included the termination of the Company’s overriding royalty interests in certain assets in the Paris Basin, Hess’s release of an interest in the Company’s litigation against certain third parties, and the payment of $3.5 million of the escrowed funds to Hess.  The remaining $11.5 million was released to ZaZa, and those proceeds, combined with approximately $1.1 million of cash on hand, were used to reduce the Senior Secured

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debt to its current level of $15 million.

As of March 31, 2014, ZaZa had $10.7 million in cash and cash equivalents as compared to cash and cash equivalents of $15.2 million and restricted cash of $11.5 million as of December 31, 2013.

Total debt as of March 31, 2014 was $89.5 million, of which $13.5 million is classified as current, as compared to total debt of $98.4 million as of December 31, 2013, of which $10.2 million was considered current.  As of March 31, 2014, the Company’s debt consisted of $13.5 million related to its Senior Secured Notes, net of discount, $28.7 million related to its Convertible Senior Notes, net of discount, and $47.3 million related to the Subordinated Notes.

Additionally, and as previously announced, the Company’s $150 million Universal Shelf Registration Statement on Form S-3 was declared effective on February 14, 2014.  The Company initially filed this Form S-3 with the SEC in November 2013 to offer and sell, from time to time, up to $150 million of a variety of security types. Additionally, if pursued and executed, the Company intends to use the net proceeds from any future sale of its securities offered under the Form S-3 for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures and acquisitions.

Conference Call and Webcast

ZaZa Energy Corporation will be hosting a conference call and webcast to discuss its financial and operating results on Wednesday, May 14, 2014, at 10 a.m. EDT.  Interested parties can listen to the call by dialing toll-free at +1 866-314-5232 and entering pass code 44901830 (International number: +1 617-213-8052).  Interested parties can also listen to the webcast by visiting the ZaZa Energy Corporation website at www.zazaenergy.com.  For those who will be unable to join, a webcast and teleconference replay will be available approximately one hour after the completion of the call (toll-free: +1 888-286-8010 / International: +1 617-801-6888 / pass code: 29759336).  The live webcast and replay link can be found in the “Investor Relations” section of the ZaZa Energy Corporation website at http://phx.corporate-ir.net/phoenix.zhtml?c=68298&p=irol-IRHome.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is an independent oil and gas company focused on the exploration and production of unconventional oil and gas assets.  We currently operate primarily through joint ventures in the Eaglebine trend in East Texas and the Eagle Ford trend in South Texas.  More information about the Company may be found at www.zazaenergy.com.

Cautionary Statements

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

The Exchange Common Shares and the Exchange Preferred Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, including without limitation, statements and projections regarding the Company’s future financial position, operations, performance, business strategy, stock price, returns, budgets, reserves, levels of production and costs, ability to raise additional capital or refinance indebtedness, statements regarding future commodity prices and statements regarding the plans and objectives of the Company’s management for future operations, are forward-looking statements.  The Company’s forward looking statements are typically preceded by, followed by or include words such as “will,” “may,” “could,” “would,” “should,” “likely,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “plan,” “intend” and similar words or expressions.  The Company’s forward-looking statements are not guarantees of future performance and are only predictions and statements of the Company’s beliefs based on assumptions that may prove to be inaccurate.  Forward-looking statements involve known, unknown or currently unforeseen risks and uncertainties that may be outside of the Company’s control and may cause the Company’s actual results and future developments to differ materially from those projected in, and contemplated by, such forward-looking statements.  Risks, uncertainties and other factors that could cause the Company’s actual results to materially differ from the expectations reflected in the Company’s forward-looking statements include, without limitation, our registered public accounting firm has expressed doubt about our ability to continue as a going concern; fluctuations in the prices for, and demand for, oil, natural gas and natural gas liquids;  our substantial level of indebtedness; problems with our joint ventures or joint venture partners; our ability to raise necessary capital in the future;  exploratory risks associated with new or emerging oil and gas formations; risks associated with drilling and operating wells; inaccuracies and limitations inherent in estimates of oil and gas reserves; our ability to replace oil and gas reserves and any other factors or risks  listed in the reports and other filings that the Company has filed and may file with the Securities and Exchange Commission. Any forward-looking statements made by the Company in this presentation and in other written and oral statements are based only on information currently available to the Company and speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future developments or otherwise.

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JMR Worldwide

Jay Morakis, Partner

+1 212-266-0191

jmorakis@jmrww.com